SecureFoundationSM
GROUP [FIXED] DEFERRED ANNUITY CERTIFICATE
Election Form

OWNER INFORMATION

Last Name	First Name and MI
Street Address	City, State, Zip
Home Phone	Gender
Date of Birth	Social Security Number

By signing below, I acknowledge that I have received a copy of the prospectus for the Group [Fixed] Deferred Annuity Certificate and elect to purchase this Certificate.

DATE________________________SIGNATURE OF ELECTOR _______________________________________